EXHIBIT 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

March 26, 2003

Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 300
Irvine, CA 92614

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Fidelity National Financial, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 722,704 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), issuable under the American National Financial, Inc. 1999 Stock Option Plan and the American National Financial, Inc. 1998 Stock Incentive Plan (collectively, the “Plans”).

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 722,704 shares of Common Stock, when issued under the Plans against full payment therefor in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH

STRADLING YOCCA CARLSON & RAUTH